SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Maerials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                            MATRIX SERVICE COMPANY
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                            MATRIX SERVICE COMPANY
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         how it was determined.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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MATRIX SERVICE COMPANY
10701 East Ute Street
Tulsa, Oklahoma  74116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation (the "Company"), will be held at Liberty Bank & Trust Company, First National Tower, 15 East Fifth St., 41st Floor, Tulsa, Oklahoma, on the 22nd day of October, 1996, at 10:00 a.m., Tulsa time, for the following purposes:

1. To elect six directors to serve until the annual stockholders' meeting in 1997 or until their successors have been elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1997; and

3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 10, 1996, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on September 10, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of The Board of Directors


/s/C. William Lee
- ---------------------
C. William Lee
Secretary

September 18, 1996
Tulsa, Oklahoma



IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.



MATRIX SERVICE COMPANY
10701 East Ute Street
Tulsa, Oklahoma  74116

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (the "Company") for use at the Annual Meeting of Stockholders to be held on October 22, 1996, and at any adjournments thereof. The Annual Meeting will be held at 10:00 a.m., Tulsa time, at Liberty Bank & Trust Company, First National Tower, 15 East Fifth St., 41st Floor, Tulsa, Oklahoma. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority in the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by oral or written notice to C. William Lee, Secretary, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma 74116.

The approximate date on which this Proxy Statement and the accompanying proxy will first be sent to stockholders is September 24, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on September 10, 1996, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof, 9,315,972 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum. In conformity with Delaware law and the Company's Bylaws, shares abstaining from voting or not voted on certain matters, including broker non-votes, will have the effect of a vote against those matters.

The following table sets forth, as of September 10, 1996, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares listed.

                                                             Percent
                                           Number of            of
   Identity of Beneficial Owner             Shares            Class
- -----------------------------------       ----------         --------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, NY 10281                          930,074            10.0

David L. Babson & Co. (1)
One Memorial Drive
Cambridge, MA 02142-1300                    869,600             9.33

Franklin Resources, Inc. (1)
777 Mariners Island Blvd.
San Mateo, CA 94403-7777                    703,000             7.55

Tweedy Browne Co. L.P. (2)
52 Vanderbilt Avenue
New York, NY 10017                          610,960             6.56

Dimensional Fund Advisors, Inc. (3)
1299 Ocean Avenue
Santa Monica, California 90401               517,800            5.56

The TCW Group, Inc.
865 Figueroa Street
Los Angeles, CA 90017                        489,700            5.26

Doyl D. West (4)                             138,021            1.5

C. William Lee (4)                           318,642            3.4

William P. Wood (4)                          102,868            1.1

Robert L. Curry (4)                           19,000             *

John S. Zink (4)                              40,000             *

Hugh E. Bradley (4)                           10,000             *

Richard C. Gray II (4)                         8,429             *

Tim S. Selby (4)                             257,832            2.8

Bradley S. Vetal (4)                          32,532             *

All directors and executive officers
  as a group (16 persons)  (4)             1,311,233           14.0

* Indicates ownership of less than one percent of the outstanding shares of Common Stock.

(1) According to the Schedule 13G dated February 12, 1996.

(2) According to the Schedule 13D dated February 12, 1996.

(3) According to a Schedule 13G dated February 7, 1996 Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 517,800 shares of Matrix Service Company stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimension disclaims beneficial ownership of all such shares.

(4) Includes the following shares of Common Stock that are issuable upon the exercise of stock options that are exercisable within 60 days after September 10, 1996: Mr. West - 60,571; Mr. Lee - 9,642; Mr. Wood - 10,000;
Mr. Curry - 19,000; Mr. Zink - 10,000; Mr. Bradley - 10,000; Mr. Gray -
6,429; Mr. Selby - 15,000; Mr. Vetal -11,429; officers and directors as a group - 197,555.

PROPOSAL NUMBER 1: Election of Directors

The Board of Directors has nominated and urges you to vote for the election of the six nominees identified below who have been nominated to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted "For" all six nominees unless stockholders specify otherwise in their proxies. The affirmative vote of the holders of a plurality of the Common Stock present in person or by proxy at the meeting is required for election of the nominees.

If, at the time of the 1996 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees

The nominees for director, and certain additional information with respect to each of them, are as follows:

Doyl D. West, age 54, is a founder of the Company and has served as a director and as Chairman of the Board since the Company's inception in 1984. From 1984 to November 1992, Mr. West also served as President of the Company and from 1984 to May 31, 1993, he served as Chief Executive Officer. In September 1994 Mr. West was again elected to serve as President and Chief Executive Officer of the Company. Prior to founding the Company, Mr. West served in various capacities with Tank Service, Inc., most recently as President. Tank Service, Inc. was engaged in repair and maintenance of the tankage in refineries and marketing and pipeline terminals.

C. William Lee, age 56, is a founder of the Company and has served as its Vice President-finance and as a director since the Company's inception in 1984. Prior to 1984, Mr. Lee served as Vice President-Finance and Secretary-Treasurer of Tank Service, Inc.

William P. Wood, age 40, has served as a director of the Company since November 1989. Mr. Wood has been a general partner of Austin Ventures, a venture capital firm, for more than the past five years. Mr. Wood is also a director of VideoTelecom, a manufacturer and marketer of video teleconferencing systems.

Robert L. Curry, age 73, was elected as a director of the Company effective in August 1991. Mr. Curry has been retired since 1985. From 1976 to 1985 he was President of Refractory Construction, Inc., a refinery turnaround company, where he held various other executive positions from 1972 to 1976. From 1952 to 1972, Mr. Curry held various positions, including Manager of Refineries, with Apco Oil Corporation, an independent oil and gas company.

Hugh E. Bradley, age 67, was elected as a director of the Company effective on April 20, 1993. Mr. Bradley retired in October 1993. Previously he had served as the Division Manager for Texaco Trading & Transportation, Inc., Mid-Continent Region from 1988 to 1993. Mr. Bradley is a graduate Petroleum Engineer from the Colorado School of Mines.

John S. Zink, age 67, was elected as a director of the Company effective on April 20, 1993. He is President and founder of Zeeco, Inc., Chairman of the John Zink Foundation and past President and Chairman of the John Zink Company. Mr. Zink graduated from Oklahoma State University with a degree in Mechanical Engineering. Mr. Zink belongs to the Mechanical Engineering Scholastic Fraternity, Pi Tau Sigma, and has been inducted into the O.S.U. Engineering Hall of Fame. He is a registered Professional Engineer. Mr. Zink is also a director of Liberty Bank & Trust Company of Tulsa and Unit Corporation, a drilling and energy company.

The Board recommends that the stockholders vote "For" the election of each of the above named nominees.


The Board of Directors and its Committees

The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board in its discretion and in accordance with such authority has fixed its size at six members. No proxy will be voted for a greater number of persons than the number of nominees named herein. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by recommendations from the Nominating Committee, and a majority vote by the remaining directors. The Company's Board of Directors met nine times during fiscal year 1996. During fiscal year 1996, each member of the Board of Directors attended 94% or more of the meetings of the Board of Directors and the committees of which he was a member.

The Board has three standing committees:

                 Audit       Compensation     Nominating

Members:         Bradley      Curry          Bradley
                 Curry        Wood           Curry
                 Lee          Zink           West

The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee held five meetings during fiscal 1996.

The Compensation Committee's functions include reviewing executive salary and bonus structure and approving salary and bonus awards to key executives, and administering the Company's stock option plans and making grants thereunder. The Compensation Committee held one meeting during fiscal 1996 and took certain actions by unanimous written consent in lieu of meetings.

The Nominating Committee was established to make nominations and recommendations to the Board of Directors for individuals to be presented to the stockholders for election to the Board of Directors. The Nominating Committee held one meeting during fiscal 1996. Holders of Common Stock wishing to recommend a person for consideration as nominee for election to the Board can do so in accordance with the Company's Bylaws by giving timely written notice to the Secretary of the Company at 10701 East Ute Street, Tulsa, Oklahoma 74116, giving each such nominee's name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or person), and any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. A notice must be delivered to the Secretary not later than 80 days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting was not publicly announced by the Company more than 90 days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. Such notice to the Secretary must set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Director Compensation. During fiscal 1996, the directors who are not employees of the Company were reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committee meetings. In addition, each of Messrs. Hugh Bradley, Robert Curry, William Wood and John Zink received $1,000 each as compensation for serving as directors, and was granted 10,000 shares of the Company's stock under the provision of the Matrix Service Company 1995 Nonemployee Directors' Stock Option Plan.

EXECUTIVE COMPENSATION

The following table summarizes certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Officers"):


              SUMMARY COMPENSATION TABLE

                                             Annual Compensation                            Long-Term Compensation
                                  -----------------------------------------    --------------------------------------
                                                                                          Awards           Payouts
                                                                               -------------------------- -----------
                                                                                Restricted     Securities  Long-Term
                                                                 Other Annual    Stock        Underlying    Incentive    All Other
Name and                        Fiscal                           Compensation    Award(s)    Options/SARs    Payout    Compensation
Principal Position               Year   Salary ($)    Bonus ($)   ($) (2)          ($)            (#)        ($)         ($)
- -----------------------------   ------  ----------    ---------  ------------  ------------  ------------  ----------  ------------

Doyl D. West  (1)                1996      236,282      -                                        25,000
Chairman of Board, President     1995      158,676      -             N/A          N/A          110,000       N/A         N/A
Chief Executive Officer          1994      219,200      -                                             -

C. William Lee                   1996      132,791      -             N/A          N/A           25,000       N/A         N/A
Vice President-Finance           1995      127,905      -                                             -                   N/A
& Chief Financial Officer        1994      114,292      -                                             -

Bradley S. Vetal                 1996      139,236      -                                        25,000
Vice President-                  1995      132,679      -             N/A          N/A                -       N/A         N/A
Tank Division                    1994      118,702      -                                        20,000

Richard C. Gray II               1996      140,890     60,500                                    25,000
President-                       1995      125,792      -             N/A          N/A                -       N/A         N/A
Colt Construction, Inc.          1994      124,999      -                                             -

Tim S. Selby                     1996      140,000      -                                             -
President-Matrix Service, Inc.   1995      130,000      -             N/A          N/A                -       N/A         N/A
San Luis Tank Division           1994      120,000      -                                             -


(1) During fiscal 1994, Mr. West served as Chairman of the Board and as an employee, concentrating on strategic planning and business development. In September 1994, Mr. West was again elected President and Chief Executive Officer. He has served as Chairman of the Board of Directors of the Company since 1994.

(2) During each of the three years ended May 31, 1994, 1995 and 1996, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

Stock Option Grants During Fiscal 1996

The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Company's 1991 Stock Option Plan to the Named Officers identified in the Summary Compensation Table above. No stock appreciation rights were granted during fiscal 1996 or were outstanding at May 31, 1996.


                                      OPTION GRANTS IN FISCAL 1996

                                         Individual Grants
- ---------------------------------------------------------------------------------------
                                                % of
                          Number of         Total Options                                  Potention Realizable Value at
                      Shares Underlying        Granted       Exercise                      Assumed Annual Rates of Stock
                      Stock Options         to Employees      Price      Expiration      Price Appreciation of Option Term (2)
       Name            Granted (#) (1)     in Fiscal 1996   ($/Share)        Date              5% ($)          10% ($)
- ------------------    ------------------   --------------   ----------    -----------    --------------   ------------

Doyl D. West                25,000              8.03           4.00        11-7-2005       $142,000          $285,250
C. William Lee              25,000              8.03           6.25        4-10-2006         85,750           229,000
Bradley S. Vetal            25,000              8.03           6.25        4-10-2006         85,750           229,000
Richard C. Gray II          25,000              8.03           6.25        4-10-2006         85,750           229,000
Tim S. Selby                     0              N/A            N/A           N/A              N/A               N/A


(1) Options granted during the year ended May 31, 1996 vest equally over five years of service and expire ten years from date of grant. No stock appreciation rights ("SARs") were granted during fiscal 1996.

(2) An appreciation in stock price is required for optionees to receive any gain. A stock price appreciation of zero percent would render the options without value to the optionees. The Securities and Exchange Commission requires disclosures of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that appreciation, if any, in the stock price will occur at the rates shown in the table.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Officers identified in the Summary Compensation Table concerning the exercise of stock options and the value of unexercised options held as of the end of fiscal year 1996.


                 AGGREGATED STOCK OPTION EXERCISES IN YEAR ENDING MAY 31, 1996
                                AND OPTION VALUES AT MAY 31, 1996

                                                                                    Value of Unexercised
                                                       Number of Shares                In-the-Money
                                                    Underlying Unexercised            Stock Options
                                                   Options at May 31, 1996         at May 31, 1996 (1)
                                                ----------------------------    --------------------------
                    Shares Acquired   Value
                     on Exercise     Realized
      Name              (#)            ($)      Exercisable   Unexercisable     Exercisable    Unexercisable
- ------------------  --------------   --------   ------------  -------------     ------------   --------------

Doyl D. West              -             -           60,591        164,429        $19,080  (2)   $92,420  (2)
C. William Lee            -             -            9,642         37,858          3,037  (2)     4,050  (2)
Bradley S. Vetal          -             -           11,429         39,286         31,468  (3)     1,772  (3)
Richard C. Gray II        -             -            6,429         33,571          2,025  (2)     2,700  (2)
Tim S. Selby              -             -           15,000         10,000          4,725  (2)     3,150  (2)


(1) Value was calculated by subtracting the applicable exercise price from the fair market value of the Company's Common Stock on May 31, 1996, which was $5.94 based on the average of the high and low price of the Common Stock on May 31, 1996, multiplied by the number of shares underlying the unexercised options.

(2) The fair market value of the Company's Common Stock on May 31, 1996 was $5.94 based on the average of the high and low price of the Common Stock on May 31, 1996. The unexercised options held by these officers at May 31, 1996 are exercisable at a price of $5.63 per share.

(3) Mr. Vetal holds options to purchase 3,465 shares at an exercise price of $.80 and 2,250 shares at an exercise price of $.67; these options were exercisable in fiscal year 1996. Mr. Vetal also holds options to purchase 45,000 shares at a price of $5.63 at May 31, 1996.

Employment Agreements

In connection with the acquisition of San Luis Tank Piping Construction Company in June 1991, Mr. Tim Selby executed a five-year Employment and Non-Competition Agreement with the Company. The agreement provides that Mr. Selby will receive a salary of $140,000 in fiscal 1996.

PERFORMANCE GRAPH


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

AMONG MATRIX SERVICE COMPANY, THE NASDAQ STOCK MARKET-US INDEX
AND THE S & P ENGINEERING & CONSTRUCTION INDEX

Research Data Group       Total Return - Data Summary

MTRX
                                                   Cumulative Total Return
                                        5/91      5/92      5/93      5/94      6/95     5/96

Matrix Service Co.            MTRX      100        91        41        34        18        26

NASDAQ Stock Market-US        INAS      100       117       141       149       177       257

S & P Engineering & Const.    IENG      100        88        86       108        96       126


* $100 invested on May 31, 1991 in the Company's Common Stock. Includes reinvesting of dividends, where applicable. The Company's fiscal year ends May 31.

The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee ("Committee") of the Board of Directors of the Company currently consists of Robert L. Curry, William P. Wood, and John S. Zink, all of whom are independent directors who are not employees and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934. The Committee is responsible for evaluating the performance of management, determining the compensation for certain executive officers of the Company and administering the Company's stock option plan under which grants may be made to employees of the Company. The Committee has furnished the following report on executive compensation for the fiscal year ending May 31, 1996.

Under the supervision of the Committee, the Company has developed a compensation policy which is designed to attract and retain key executives responsible for the success of the Company and motivate all management to work as a team, to maximize long-term stockholder value.

The annual compensation package of the executive officers primarily consists of
(i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance awards payable in cash and tied to the individual's and the Company's performance against pre-established financial measures and (iii) long- term stock-based incentive awards which strengthen the relationship between the interests of the executive officers and the interests of the Company's stockholders.

In determining the level and composition of compensation for each of the Company's executive officers, the Committee takes into account various qualitative and quantitative indicators of each officer's performance. The Committee's objectives in determining compensation are to allow the Company to attract, motivate and retain the management personnel necessary for the Company's success and to provide an executive compensation program comparable to that offered by the companies with which the Company competes for such management personnel. Although no specific target has been established, the Committee generally seeks to set salaries at the medium to high end of the range in comparison to peer group companies. In setting such salaries, the Compensation Committee considers its peer group to be certain companies with market capitalizations similar to that of the Company with which it competes for aboveground tank services and refinery maintenance services. Such peer group does not necessarily include the companies comprising the Standard and Poor's Engineering and Construction Index reflected in the performance graph in this Proxy Statement, which is the industry categorization the Company has been placed in by its market makers. In evaluating the performance of management, the Committee takes into consideration such factors as revenue and earnings growth, improved safety performance through reduced rates of recordable injuries of the Company as well as the achievement of specific qualitative goals by the individual relating to the particular officer's area of responsibility.

Base compensation is established through negotiation between the Company and the executive officer at the time the executive is hired, or during the negotiation phase of an acquisition, and then subsequently (in general annually) when such officer's base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with certain of its executive officers, such agreements provide that base salaries after the initial year will be determined by the Compensation Committee or the Chief Executive Officer after review of the officer's performance. In establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of other companies at a comparable stage of development to compete with the Company for business, engineering, and executive talents. As stated above, such comparable companies are generally those with similar market capitalizations and not necessarily among the companies comprising the Standards and Poor's Engineering and Construction indices as reflected in the Performance Graph in this Proxy Statement. No predetermined weights are given to any such factors. The initial salaries for each of the executive officers in fiscal year 1996 were set taking into account these factors in accordance with the Company's general compensation policy discussed above. The base salaries for the executive officers generally, and the Chief Executive Officer specifically, for fiscal 1996 are in the medium level in comparison with the Company's peer group companies.

In addition to each executive officer's base compensation, the Committee may award cash bonuses and/or grant awards under the Company's Stock Option Plan to chosen executive officers depending on the extent to which certain defined personal and corporate performance goals are achieved. Such corporate performance goals include revenue and earnings growth of the Company, as discussed above.

The Chief Executive Officer's compensation is the responsibility of the Compensation Committee. Based upon the Compensation Committee's assessment of Mr. West's ability to effectively lead the Company into the future as determined by his past performance and experience with the Company's business and markets, the Compensation Committee determined that Mr. West's compensation package would consist of the following: (i) annual base salary of $ 239,200, (ii) annual cash bonus based upon a predetermined financial performance of the Company, and (iii) a Stock Option Agreement granting Mr. West an option to purchase 25,000 shares of Common Stock over a five-year period beginning in November 1996 under the Company's 1991 Stock Option Plan at an exercise price of $ 4.00 per share (the fair market value of the Common Stock on the date of grant).

Equity incentives are not limited to executive officers. Grants of stock options are made to management and staff of the Company in amounts determined by the Compensation Committee. The amounts of such grants are determined based on the individual employee's position with the Company and his or her potential ability to beneficially impact the performance of the Company. By giving management and staff a stake in the financial performance of the Company, the Compensation Committee's goal is to provide incentives to these employees of the Company to enhance the financial performance of the Company and, thus, stockholder value.

All employees of the Company, including executive officers, are eligible to receive long-term stock based incentive awards under the Company's Stock Option Plan as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutual interests of the Company's employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company's Stock Option Plan enhances the Company's ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted to an executive officer of the Company include the executive's position in the Company, his or her performance and responsibilities, the number of options, if any, currently held by the officers, and the vesting schedule of any such options. While the Committee does not adhere to any firmly established formulas or schedules for the issuance of options, the Committee will generally tailor the terms of any such grant to achievement of its goal as a long-term incentive award by providing for a vesting schedule encompassing several years as tying the vesting dates to particular corporate or personal milestones.

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee

Robert L. Curry
William P. Wood
John S. Zink

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of the Common Stock with the Securities and Exchange Commission (the "SEC") and the NASDAQ Stock Market. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons, the Section 16(a) filing requirements were satisfied by the Company's directors, officers and ten percent stockholders.

PROPOSAL NUMBER 2: Selection Of Auditors

The Board of Directors has reappointed the firm of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending May 31, 1997, subject to ratification by the Company's stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Ernst & Young LLP has served as auditors for the Company since 1984.

The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent accountants for fiscal 1997.

The Board of Directors recommends a vote "For" ratification of Ernst & Young's appointment.

Certain Transactions

In June 1991, the Company acquired San Luis Tank Piping Construction Company for an aggregate purchase price of approximately $9.5 million, including certain potential future payments. Tim Selby was the sole stockholder and executive officer of San Luis at the time of the acquisition, received a substantial portion of the consideration payable as a result of the acquisition and became a stockholder and executive officer of the Company following the acquisition. In connection with the acquisition, the Company executed a two-year promissory note as partial consideration for the purchase price. San Luis entered into a five-year agreement with Mr. Selby and certain members of his family in connection with the acquisition pursuant to which San Luis leases certain real property for the operations of San Luis in Paso Robles, California. San Luis made aggregate lease payments of $149,190 during fiscal 1996 under this lease.

Proposals of Stockholders

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company's principal executive offices no later than May 22, 1997, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.

Financial Information

A copy of the Company's Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to C. William Lee, Vice President-Finance, Matrix Service Company, 10701 East Ute Street, Tulsa, Oklahoma 74116.

Other Matters

The cost of solicitation of these proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by telecopy, telephone, and personal interview.

By Order of the Board of Directors

/s/C. William Lee
- ----------------------
C. William Lee
September 18, 1996
Tulsa, Oklahoma